Exhibit 10.50

Base No. 247-00554949

(for internal use)

UBS Switzerland AG

P.O. Box, 8098 Zurich

Tel. +41-44-234 15 55

www.ubs.com

Framework Credit Agreement

UBS Leasing

1. Lessee

Naie Natural Alternatives Internat. Europe SA c/o Centro Galleria 1

via Cantonale

6928 Manno

(hereinafter: lessee)

2. Lessor

UBS Switzerland AG

Bahnhofstrasse 45

8001 Zurich

(hereinafter: UBS)

3. Financing Amount

UBS grants the lessee a credit line in the maximum amount of CHF 2,000,000.00 (two million Swiss francs).

4. Purpose of the financing

Financing intended for investment in production machinery such as mixers, packaging, and sealing equipment (categories 2 and 4), including sale-and-leaseback transactions.

5. Possible Uses

Within the framework of the provisions of this credit line agreement, the following forms of use are permitted:

Lease agreements with a maximum term of 60 months

A separate lease agreement will be entered into between the lessee and UBS for each asset. The General Terms and Conditions for UBS Leases of Movable Property apply to these lease agreements. UBS reserves the right to refuse to enter into a lease agreement without providing a reason.

Leased assets are counted toward the credit line limit based on their book value. The portion of the credit line made available as a result of the amortization of lease payments may be reused as long as the financing volume does not exceed the maximum amount of CHF 2,000,000.00.

6. Terms and Conditions

6.1 Finance Leases

Terms and conditions for entering into individual lease agreements upon request:

•	Administrative fees	0.50% per individual contract, plus VAT
•	Calculated residual value	0.50% of the purchase price, plus VAT

6.2 Interest Calculation

Lease payments (interest and depreciation) are calculated using the fixed monthly annuity method, payable in advance at the beginning of the month.

7. Ownership of Leased Assets

As the owner of the leased assets, UBS is the sole party authorized to dispose of them.

8. Term

Until further notice.

9. Right to Terminate

The lessee may terminate this framework credit agreement at any time with immediate effect.

UBS has the right to terminate the framework credit agreement at any time, with immediate effect, and to refuse the use of the credit, at its discretion and without providing a reason.

Upon ordinary termination, the credit line limit is reduced with immediate and irrevocable effect to an amount equal to the unused portion of the credit line. Lease agreements entered into prior to the ordinary termination of the credit framework agreement are not affected by the termination and continue as usual under the terms agreed upon at the time of execution.

10. Disclosure Obligations

For the entire duration of the lease relationship, the lessee agrees to provide UBS with the following information:

1.	a copy of the balance sheet, the income statement, and, if required by law, the statutory auditor’s report, annually within four months of the end of the fiscal year (separate and consolidated).

In the event of a change in circumstances, UBS reserves the right to request an audit report or to impose additional requirements on the audit report.

2.	a copy of the budget, including the capital expenditures budget, no later than 30 calendar days before the start of the respective fiscal year.

UBS treats this information as confidential.

For the entire duration of the lease agreement, the lessee agrees to promptly inform UBS of any material changes.

11. Terms of Use

The framework credit limit may be utilized only after the following validly signed documents have been submitted to UBS:

•	a copy of this framework credit agreement

12. Other Provisions

12.1 General Terms and Conditions

The UBS “General Terms and Conditions for Lease Agreements for Movable Property” form an integral part of this framework credit agreement.

12.2 Waiver of Set-off

The lessee waives the right to settle its obligations by offsetting them against any claims it may have against UBS and/or any assignees of rights arising from this lease agreement, even if its claim for set-off against UBS or the assignee is unenforceable due to insolvency or excess liabilities.

12.3 Governing Law and Jurisdiction

This framework credit agreement is governed by Swiss law.

The place of jurisdiction for all proceedings is Zurich. This is also the place of performance and, for the lessee domiciled abroad, the place of enforcement. Mandatory places of jurisdiction provided for by law remain reserved.

This agreement is executed in two original copies.

The lessee agrees to this framework credit agreement:

UBS Switzerland AG		Contracting Party of Lease
Zurich, November 20, 2025 / GIDVKP		Place, date Manno, 23.10.2026
/s/ Pierpaolo Gatta	/s/ Erica Vinzens	/s/ Mark A. LeDoux
Pierpaolo Gatta	Erica Vinzens	Legally Valid Signature
Leasing Client Advisor	Leasing Client Advisor	(Please print your name)

General Terms and Conditions for the Lease Agreement for Movable Property

A. Purpose of the Agreement/Acquisition of Leased Assets by UBS

1.      UBS Switzerland AG (UBS), as the lessor, either enters into a supply agreement directly with the supplier or steps into the supply agreement concluded between the supplier and the lessee in place of the lessee and acquires from the supplier the leased assets selected by the lessee and described in the lease agreement in accordance with the lessee’s specifications. UBS makes these available to the lessee for use, in return for payment, for the agreed fixed term.

2.      This lease agreement is subject to the validity of the supply contract between the supplier and UBS. If that contract is not concluded or is terminated for any reason, the lessee guarantees to UBS—without any defenses—the reimbursement of payments made to the supplier, plus interest at a rate customary in the industry, provided that the failure to conclude or the termination of the supply contract was not attributable to UBS.

B. Contract Activation

3.      The lease agreement is deemed to have commenced upon activation of the agreement. Upon activation, the lessee is obligated to pay the agreed-upon lease installment in advance no later than the first day of the specified payment period.

4.      Contract activation typically occurs by mutual agreement between the lessee and UBS. In the absence of such an agreement, UBS is entitled to activate the contract at its sole discretion.

5.      The first lease payment also covers the agreed-upon processing fee as well as interest at a commercially reasonable rate on any advance payments that UBS made to the supplier prior to the commencement of the contract.

C. Takeover of the Leased Assets

6.      The supplier shall deliver the leased assets directly to the lessee in accordance with the supply contract. The costs of delivery, installation, and commissioning shall be borne by the lessee, unless they are covered by the supplier.

7.      Upon delivery, the lessee is obligated to carefully inspect the leased assets to ensure they conform to the delivery agreement, are in good working order, and are free of defects, and to promptly notify UBS in writing of any complaints. In the absence of such notification, UBS may assume that the leased assets have been properly delivered and are free of defects.

8.      Upon acceptance, the lessee takes possession of the item on behalf of UBS. The transfer of benefits and risks occurs in accordance with the delivery contract.

D. Non-Performance/Delay in Delivery and Warranty Against Defects (Failure to Deliver or Defective Delivery)

9.      If the leased items are not delivered, are delivered late, or are delivered only in part, or if they are defective, the lessee—subject to Section 11—must exercise the legal remedies available under the delivery contract and by law against the supplier and enforce its claims. UBS undertakes to assign to the Lessee, at its own expense and upon performance to UBS, all rights and claims to which the Lessee is entitled against the Supplier arising from non-delivery, late delivery, or defective delivery, and hereby assigns such rights and claims. To the extent that such rights are not assignable, UBS hereby authorizes the Lessee to exercise them on its behalf. UBS shall have general authority to issue instructions regarding this litigation mandate.

10.    The Lessee is responsible for the timely exercise and fulfillment of all legal remedies and obligations related to any failure to deliver, late delivery, or defective delivery. The Lessee is liable to UBS for any damages caused to UBS in the exercise of the assigned and delegated rights and claims, as well as the associated obligations or the failure to fulfill them.

11.    UBS may at any time require the lessee to re-assign the rights and claims assigned to the lessee pursuant to Section 9 and/or revoke, with immediate effect, all or part of the authorization to exercise legal rights pursuant to Section 9.

12.    If the purchase price is reduced, the Lessee must require the Supplier to make the refund directly to UBS; the lease payment will be adjusted accordingly.

13.    If the supply contract is rescinded or otherwise reversed, the lessee must return any leased assets already taken delivery of to the supplier and demand reimbursement of the purchase price directly from UBS. Thereafter, the lease agreement shall be terminated by mutual agreement.

14.    If there is a contractual or statutory claim for replacement delivery with respect to the leased assets, Sections 7–10 shall apply mutatis mutandis.

15.    UBS shall not be liable to the lessee for defects in the leased items, non-performance, or delay in delivery, nor for any damages incurred by the lessee as a result thereof.

E. Title Warranty (Defense)

16.    The defense against third-party claims to ownership rests solely with UBS. If the third party succeeds in its claim in whole or in part, Sections 12–15 shall apply mutatis mutandis.

F. Ownership of the Leased Assets

17.    The lessee must immediately notify authorities and third parties asserting claims to the leased assets of UBS’s ownership. The lessee is liable to UBS for all damages and costs incurred by UBS as a result of such claims and the defense against them. UBS is entitled to mark the leased assets as its property by means of a stamp or similar method. The lessee agrees to keep the identifying features of the leased assets clearly legible throughout the entire term of the agreement.

18.    If the leased assets are vehicles, the lessee shall register as the registered owner, i.e., have the vehicle registration certificate issued in their name. However, this does not affect UBS’s ownership status. UBS may at any time have a “change of owner” restriction entered in the vehicle registry.

19.    UBS is entitled to notify the landlord or sublessor of the premises of its ownership at any time.

20.    Any changes to the contractually agreed location of the leased assets must be reported to UBS immediately. The leased assets may not be moved abroad without the written consent of UBS.

21.    The leased assets shall not become part of or appurtenances to the property where they are located.

G. Use of the Leased Assets

22.    The lessee has the right to use the leased assets during the term of the lease agreement in accordance with their intended purpose.

23.    The lessee shall operate, maintain, and, if necessary, repair the leased assets at its own expense. The lessee must comply with the manufacturer’s operating and service instructions. The lessee agrees to obtain all technical documentation necessary for the safe use of the leased item—such as declarations of conformity, installation and maintenance instructions, user manuals, etc.—and to keep them carefully and in their entirety.

24.    UBS has the right to inspect the leased assets and have them inspected at any time.

25.    The lessee may not grant any third party any real or contractual rights of use to the leased asset without the written consent of UBS; in particular, the lessee may not rent or lend the leased assets to third parties.

H. Risk of Loss of Value and Depreciation / Liability

26.    The Lessee is liable to UBS for any loss of value or depreciation suffered by the leased assets as a result of loss, destruction, damage, or functional failure, whether or not due to the Lessee’s fault. The Lessee is liable for damages caused by the existence or operation of the leased assets. If liability rests with UBS by law—namely, under the owner’s liability for works (Art. 58 OR)—UBS may seek recourse against the Lessee regardless of fault in the event of a claim.

27.    The lessee is obligated to insure the leased assets against the risks specified in Section 26 and, to the extent that a statutory insurance obligation exists, to provide adequate coverage at the lessee’s expense. UBS is entitled to require the lessee to provide proof of adequate insurance coverage at any time. If the lessee fails to comply with the insurance or proof requirement, UBS is entitled to enter into an insurance contract at the lessee’s expense. UBS may also pay insurance premiums in lieu of the defaulting lessee, subject to immediate recourse against the lessee.

28.    The lessee agrees to assign to UBS all claims arising from insurance contracts pursuant to Section 27 and hereby assigns them. UBS is entitled to notify the insurer of this assignment at any time.

29.    In the event of a claim, UBS shall use insurance proceeds, to the extent reasonable, for the repair of the leased assets; otherwise, for the purchase of replacement assets; and, in all other cases, to cover the lessee’s due payment obligations under the lease agreement. If the insurance proceeds are insufficient, the lessee shall be liable for the difference in accordance with Section 26.

I. Lessee’s Payment Obligations

30.    The agreed-upon lease payment, including value-added tax, is due in advance on the first day of the month of the agreed-upon payment period; the first payment—together with the processing fee and interest on any advance payments made to the supplier—is due on the first day of the month preceding or following the commencement of the contract in accordance with Section 3.

31.    The lease payment is due even if the leased items cannot be used for any reason, in particular due to defects (Sections D and E) or for the reasons specified in Sections 17 and 26.

32.    If the delivery price changes after the conclusion of the delivery contract, the lease payment shall be adjusted proportionally.

33.    If the purchase price was agreed upon in a currency other than the contract currency, the amount actually paid in the contract currency shall be used to calculate the lease payment.

34.    All government-imposed charges (taxes, customs duties, levies, fees, inspection costs, and the like) that are imposed on or increased for the lessee or UBS in connection with the lease agreement shall be borne by the lessee.

35.    The lessee may not set off its own claims against UBS against UBS’s claims arising from this agreement. In the event of multiple outstanding balances—e.g., in the case of multiple lease agreements—UBS shall determine how payments made are to be applied.

J. Breaches of Contract

36.    In the event of a delay in payment by the lessee, UBS may charge default interest at a rate of 8% from the due date without prior notice.

37.    If the lease agreement is breached, whether or not through the lessee’s fault—in particular, through a breach of payment obligations—UBS may set a 30-day grace period for the lessee. If this period expires without resolution, UBS may demand the return of the leased assets and invoice the lessee for all past-due lease payments and those due until the end of the contract term—the latter discounted in accordance with standard business practice—offset by the proceeds from the sale of the leased assets.

38.    UBS is entitled to exercise the rights set forth in Section 37 without prior notice if its legal position or contractual claims are significantly jeopardized.

K. Termination of the Agreement

39.    Upon expiration of the contract, the lessee must return the leased assets to UBS (Section 41). If a new contract regarding replacement assets is concluded between the parties, the proceeds from the sale of the old assets will be credited to the lessee.

40.    With UBS’s consent, the lessee may extend the lease agreement for all or part of the leased assets by agreeing to a reduced lease payment; however, UBS is under no obligation to agree to such an extension.

L. Return of the Leased Assets to UBS

41.    Upon returning the leased assets to UBS in accordance with Section 37 or 39, the lessee must uninstall them at its own expense and deliver them in proper condition to the handover location designated by UBS.

42.    Repairs necessitated by unusual wear and tear, lack of maintenance, or failure to perform repairs shall be borne by the lessee.

M. Lessee’s Duty to Disclose

43.    The lessee is obligated to immediately notify UBS of all events and information that may affect its legal position and the exercise of its claims under the lease agreement, specifically with regard to refusal to accept delivery or the discovery of hidden defects (Section C), delay in delivery, non-performance, and warranty of quality (Section D), warranty of title (Section E), claims by authorities and third parties (Section 17), loss of value and depreciation (Section 26), and the circumstances listed in Sections 37 and 38. The lessee is liable to UBS for any damages incurred by UBS as a result of a breach of these disclosure obligations.

N. Assignment of Contractual Rights

44.    Subject to Clause 25, the Lessee is prohibited from assigning any rights or claims arising from the lease agreement to third parties. On the other hand, UBS is authorized to transfer this agreement, along with all rights and obligations, to third parties or to assign individual rights and claims arising therefrom to third parties, specifically to transfer ownership of the leased assets.

O. Exchange of Information and Communication

45.    The Lessee acknowledges and agrees that information concerning the Lessee in connection with the lease agreement, including information protected by bank secrecy, may be stored and processed by UBS in Switzerland or abroad, and obtained and exchanged between UBS and third parties (including credit bureaus and government authorities), to the extent that this is necessary or useful for the administration of the lease. The lessee acknowledges and agrees that UBS may communicate with the lessee and/or third parties via unsecured email.

46.    The lessee acknowledges and agrees that UBS may rely on all documents (physical or electronic) received from the lessee or third parties (such as supplier invoices), in particular their authenticity and accuracy, and is not obligated to verify them. UBS is nevertheless entitled not to comply with any instructions should it have doubts regarding the authenticity or accuracy of the relevant document. UBS assumes no liability for any damages arising in connection with (i) reliance on the authenticity and accuracy of the documents received or (ii) the failure to execute instructions regarding which there are doubts as to their authenticity and/or accuracy, unless UBS caused the damage through gross negligence or willful misconduct.

P. Invalidity of Oral Supplementary Agreements / Partial Invalidity

47.    Amendments and additions to this Agreement, including in particular reservations and conditions, must be in writing. Oral agreements and representations are invalid.

48.    Should any individual provisions of this Agreement be legally invalid, the validity of the remainder of the Agreement shall remain unaffected. Invalid provisions shall be replaced by valid provisions that are as economically equivalent as possible.

Q. Governing Law and Jurisdiction

49.    All legal relationships between the Lessee and UBS are governed exclusively by Swiss law. The place of performance and the exclusive venue for all disputes is Zurich. However, UBS is authorized to assert its rights at the Lessee’s domicile or before any other competent authority, provided that Swiss law remains exclusively applicable.

Version 10/21 · Account: [Omitted pursuant to Item 601] | SWIFT: [Omitted pursuant to Item 601] | VAT No. [Omitted pursuant to Item 601] · UBS Switzerland AG